EXHIBIT 99.2
PRESS RELEASE

Milestone Properties Inc.
150 East Palmetto Park Road
Fourth Floor
Boca Raton, FL  33432

                                                          FOR IMMEDIATE RELEASE

Boca Raton, Florida, February 10, 1999 -- Milestone Properties, Inc. (Over-The-Counter Bulletin Board: MPRP/MPRPP) announced today that the order of the Court of Chancery of the State of Delaware approving the settlement of a purported class action and derivative lawsuit brought against the Company, certain past and present members of its Board of Directors and executive officers, and Concord Assets Group, Inc. by a holder of the Company's $.78 Convertible Series A Preferred Stock on his own behalf, purportedly on behalf of all holders of the Company's Preferred Stock and derivatively on behalf of the Company will become final effective as of the close of business on March 5, 1999 unless an appeal is taken, in which case the order will become final upon its affirmance on such appeal. The order approving the settlement was signed by the Court at a hearing held on January 28, 1999 and was entered upon the Court's docket on February 3, 1999, at which time a 30 day appeal period began. The Company had previously announced that the order would become final, in the absence of an appeal, on February 28, 1999 (30 days from the date that the Court's order was signed).

If the Court's order becomes final and the settlement is consummated, (1) each Preferred Stockholder who is eligible to participate in the settlement and who did not properly opt out of the settlement and who owns shares of the Company's Preferred Stock on the date that the settlement is consummated will surrender his or her shares of Preferred Stock to the Company and receive $3.00 in cash from the Company in exchange for each such share and the releases provided for in the settlement agreement entered into on August 5, 1998 by counsel for the Company and the other defendants to the lawsuit on one hand and the plaintiff's counsel on the other hand; (2) the Company's stockholders other than preferred stockholders who properly opted out of the settlement will release all derivative claims in connection with the transactions that are the subject of the litigation; (3) the holders of shares of the Company's Preferred Stock between October 23, 1995 and the date on which the settlement is consummated other than preferred stockholders who properly opted out of the settlement will release any claims they may have against the Company and the other named defendants in connection with the transactions that are the subject of the litigation; and (4) the action will be dismissed.

Milestone, directly and through its wholly owned subsidiaries, is engaged in the business of owning, acquiring, managing, developing and investing in real estate and real estate related assets.



FOR MORE INFORMATION CONTACT:
Karen Renza, Director of Stockholder Services
Milestone Properties, Inc.
(561) 395-9533
Fax: (561) 392-8311